Exhibit 5.1
STEVN M. PRZESMICKI
(858) 550-6070
przes@cooley.com
September 5, 2007
Anadys Pharmaceuticals, Inc.
3115 Merryfield Row
San Diego, CA 92121
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Anadys Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,723,516 shares of the Company’s Common Stock, $0.001 par value, including (i) 1,000,000 shares (the “Equity Plan Shares”) issuable under the 2004 Equity Incentive Plan (the “Equity Plan”), (ii) 429,766 shares (the “Purchase Plan Shares”) issuable pursuant to the 2004 Employee Stock Purchase Plan (the “Purchase Plan”), (iii) 175,000 shares (the “Glover Inducement Shares”) issuable pursuant to the Inducement Stock Option Agreement by and between the Company and James T. Glover dated September 25, 2006 (the “Glover Inducement Agreement”) and (iv) 118,750 shares (the “Fritz Inducement Shares”) issuable pursuant to the Inducement Stock Option Agreement by and between the Company and Lawrence C. Fritz, Ph.D. dated November 20, 2006 (the “Fritz Inducement Agreement”).
In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Equity Plan, the Purchase Plan, the Glover Inducement Agreement and the Fritz Inducement Agreement, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Equity Plan Shares, when issued and sold in accordance with the Equity Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full), (ii) the Purchase Plan Shares, when issued and sold in accordance with the Purchase Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable, (iii) the Glover Inducement Shares, when issued and sold in accordance with the Glover Inducement Agreement, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable, and (iv) the Fritz Inducement Shares, when issued and sold in accordance with the Fritz Inducement Agreement, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

Anadys Pharmaceuticals, Inc.
September 5, 2007
Page Two
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Steven M. Przesmicki